Exhibit 10.2

EXCLUSIVE MASTER MARKETING AGREEMENT

THIS EXCLUSIVE MASTER MARKETING AGREEMENT (this “Agreement”) is entered into and made effective as of October 24, 2011 and is by and between F.I.T.T. ENERGY PRODUCTS, INC., a Nevada corporation (the "Company") and GRIPS Marketing Corporation (the “Master Representative”). The Company and the Master Representative shall be referred to herein as the “Parties.”

RECITALS

WHEREAS, the Company has developed an energy drink entitled “F.I.T.T. Energy with Resveratrol” to be sold in two ounce energy shot containers (“Energy Shots”). The Energy Shots and all other products developed by the Company which are based upon the chemistry contained in the Energy Shots shall be referred to herein as the "Products"; and

WHEREAS, the Master Representative wishes to identify distribution companies (“Distributors”) to sell the Products in North America, which shall be comprised of the countries of United States, Canada and Mexico (the “Territory”);

WHEREAS, the Company desires to retain the Master Representative as its exclusive marketing representative to Distributors and Retailers in the Territory, subject to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.            APPOINTMENT OF MASTER REPRESENTATIVE. Company hereby appoints Master Representative as Company's exclusive marketing representative to identify Distributors and Retailers to sell Products in the Territory during the Term of this Agreement (as hereinafter defined). During the Term of this Agreement, Company shall not directly solicit nor appoint any third party to solicit any Distributor or Retailer to sell Products within the Territory. If Company or any subsidiary or affiliate is contacted by any party inquiring about the distribution or purchase of Products in the Territory (other than a Distributor designated by Master Representative), Company shall, or shall cause its subsidiary or affiliate to immediately refer such party to Master Representative for handling. Nothing contained in this Agreement is deemed to create any partnership or joint venture relationship between the Parties.

2.            IDENTIFICATION OF DISTRIBUTORS BY MASTER REPRESENTATIVE.

(a) Master Representative shall identify from time to time Distributors which may potentially distribute Products. In the event Company enters into an. agreement for the distribution of Products with any Distributor during the Term of this Agreement, then all sales to any Distributor shall be subject to the Product Override (as hereinafter defined). Company may elect or decline to enter into such an agreement if Distributor has a criminal record, securities violations or is not financially credit worthy. The Company understands and acknowledges that they have been advised by the Master Representative that a minimum of 3 SKUs must be available fbr sale in order for the Master Representative to have the ability to set up a distribution network for the Company. In the event that the Company does not have 3 SKUs available for sale and distribution, the master distributor has the right to terminate this agreement. Until such time that the company has a minimum of 3 SKUs ready and available for sale, the master representative has no obligation to set up marketing and distribution network for the company. in the event that the company does not produce a minimum of 3 SKUs by March 31, 2012, the Master Representative has the right to terminate this Agreement. The five years period set forth in paragraph 3 shall commence upon the company having 3 SKUs available for sale ("Product Launch").

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(b)             Master Representative shall be paid $.20 for each bottle of the energy shot Product sold by any Distributor in the territory (the "Product Override").

(c)             In the event the price payable by a Distributor is less than $1.20 per bottle, then the Product Override shall be reduced on a pro-rata basis. For example, if such price is ninety percent (90%) of $1.20 then the Product Override shall be reduced by ten percent (10%). The Product Override shall be due and payable upon the 20" of the month following receipt by the Company of the revenues giving rise to the Product Override;

(d)             The Company shall be responsible for all costs associated with delivering Products to the Distributors and retailers, including all marketing, advertising, slotting, set-up, and display rack costs. The Product Override calculation shall not include any bottles of Products provided free of charge to Distributors or their customers. All costs associated with the performance of the Master Representative hereunder, such as travel to Distributors, shall be the responsibility of the Master Representative.

(e)             Master Representative shall not, pursuant to this Agreement or otherwise, have or acquire any right, title or interest in or to Company's trademarks and intellectual property. Master Representative shall be entitled, during the Term of this Agreement, to advertise and hold itself out as an authorized Master Representative of Company and the Products. At all times during the term of this Agreement and any extension thereof, Master Representative may use Company's trademarks and intellectual property in all advertisements and other activities conducted by Master Representative to promote the Company to Distributors. Master Representative shall only use reasonable materials in promoting the Company to Distributors and retailers.

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3.             TERM OF THIS AGREEMENT. The Term of this Agreement shall initially commence upon Product Launch and terminate five years thereafter (the "Initial Term of this Agreement") (subject to mutually agreed upon extension). This Agreement may be extended by the mutual written agreement of both Parties thereafter. The termination of this Agreement shall not affect the right of the Master Representative to continue to receive Product Override or the Product Override Buyout. In the event there is a sale of at least 51% of the issued and outstanding stock of the Company in a single transaction or a sale of substantially all of its assets ("Change in Control"), then the Company or any such successor shall have the option of acquiring the Master Representative's rights to payment under this Agreement with the payment of four times up to $50MM in sales, or three times over $50MM in sales, the Product Override Payments made to the Master Representative during the twelve (12) months prior to the Change in Control or $5 million, whichever is greater (the "Master Override Buyout"). In the event of a sale, transfer or merger, the Master Representative contract is transferred in its entirety.

4.            ADDITIONAL COMPENSATION. Upon execution of this Agreement, the Company shall issue to the Master Representative the following securities as additional compensation hereunder: (a) the Company shall issue ten percent (10%) of its issued and outstanding shares of common stock (such shares shall be entitled to anti-dilution rights to maintain this percentage unless the Company issues additional stock for cash at a market capitalization in excess of $2 million); and (h) the Company shall also deliver to the Master Representative with two million shares of the restricted common stock of F.I.T.T. Highway Products, Inc. (OTCBB:FHWY) and such shares shall be entitled to piggy-back registration rights to be included in any Form S-1 filed by the Company.

5.            INDEMNIFICATION. Company shall indemnify and hold the Master Representative harmless for any liabilities related to or arising from the performance of Company hereunder, including, but not limited to products liability claims, intellectual property infringement claims, or claims by the Distributors that Company has failed to comply with its obligations owed to a Distributor. Master Representative will only use information or promotional materials provided by the Company. The Company shall maintain $2 million dollars minimum as liability and products liability insurance and will insure that the Master Representative is named as an additional insured. Such insurance shall not be cancelled without providing the Master Representative sixty (60) days advance written notice. Company shall be responsible for all communications with all regulatory agencies including the Federal Trade Commission, ESRP (http://www.narepartners.orgiersp/index.aspx), the Securities and Exchange Commission, and the Financial Industry Regulatory Association and/or state securities regulators.

6.            INFORMATION; MATERIALS. Company shall provide at no cost to Master Representative such Products information, Products samples, marketing materials, manuals, specifications and other marketing and technical documents reasonably requested by Master Representative as necessary to enable Master Representative to perform its obligations under this Agreement. Throughout the term of this Agreement and any extension thereof', Company shall continue to give Master Representative such marketing and technical assistance and Products training as Master Representative may reasonably request.

7.          WARRANTIES AND REPRESENTATIONS. For the term of this Agreement, each Party represents and warrants as follows:

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7.1  Warranties of Company. Company is in good standing, duly authorized and empowered to enter into this Agreement. There is no other agreement or obligation preventing Company from performing its obligations contained herein. All Products sold by

Company have all proper regulatory approvals within the Territory and Company shall be responsible for obtaining all licenses and permits as may be required to sell, distribute and use the Products in the Territory in accordance with the applicable laws and regulations. Company has full and complete legal right, title and interest in and to the Company trademarks and intellectual property. The Products, their design feature(s), constituent component(s), and any method(s) of use, importation, offer for sale or sale by Distributor, and their use by end-users do not and will not infringe any patent, trademark, trade name, copyright, trade secret or other proprietary rights of any person or entity not a party hereto.

7.2  Warranties of Master Representative. Master Representative is in good standing, duly authorized and empowered to enter into this Agreement. There is no other agreement or obligation preventing Master Representative from performing its obligations contained herein. Master Representative shall not assign its obligations hereunder without the express written consent of the Company, which shall not be unreasonably withheld.

8.          CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” includes all information that is not generally known to the public, including but not limited to internal costs and pricing information. Each Party shall provide such protection of the other Party's Confidential Information as it provides its own Confidential Information. Upon termination of this Agreement for any reason, each Party shall immediately return any Confidential Information belonging to the other Party.

9.          MISCELLANEOUS.

9.1 Amendment; Waiver. No amendment, modification or attempted waiver of any provision herein shall be binding on either Party unless set forth in writing and signed by both Parties. A written waiver of any provision shall be valid only in the instance for which given and shall not be deemed a continuing waiver or construed as a waiver of any other provision.

9.2 Applicable Law; Dispute Resolution. In the event of a dispute related to or arising from the terms of this Agreement such dispute: (i) shall be resolved in accordance with California law; and (ii) shall be resolved before the Judicial Arbitration and Mediation Services, Inc. in Los Angeles, California; the prevailing Party shall not be entitled to attorney's fees and costs. The Parties shall be required to conduct nonbinding mediation prior to commencement of arbitration proceedings.

9.3 Notices. All notices, demands and requests that may be given or that are required to be given under this Agreement shall be in writing, be delivered by any commercially reasonable and verifiable means and shall be deemed received when either: (a) actually delivered to the intended recipient, or (b) the date of first delivery attempt if notice is refused, rejected or otherwise not accepted. The addresses for each Party for all notices shall be the addresses on the first page of this Agreement (unless changed by similar notice in writing given by a Party whose address is to be changed).

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9.4 Titles and Headings; Construction. The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement is a product of the joint efforts of the Parties and shall be construed without regard to any presumption or other rule requiring construction against the drafting Party.

9.5 Severability; Survival. If any portion of this Agreement is held invalid or unenforceable for any reason, the balance of this Agreement shall remain in full force and effect. All of the representations, warranties, and covenants made in this Agreement shall survive such termination and continue thereafter in full force and effect for the maximum period allowed by law.

9.6 Further Assurances; Compliance with Covenants. Each Party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with the terms and intent of this Agreement.

9.7 Entire Agreement. The terms and conditions herein contained, including the Recitals and Exhibits, constitutes the entire agreement between the Parties. This Agreement supersedes all previous communications, agreements and understandings relating to the subject matter herein, whether oral or written, which are merged hereinto.

THE PARTIES HERETO, each intending to be legally bound, have executed this Agreement made effective as of the latest date executed below. This Agreement may be executed in counterparts, and all Parties need not execute the same counterpart. However, no Party shall be bound by this Agreement until all Parties have executed a counterpart. Faxed, emailed or electronic signatures of a Party are deemed valid. Each signatory below personally warrants that he/she has full authorization to bind his/her company by execution below.

COMPANY:	MASTER REPRESENTATIVE:
F.I.T.T. ENERGY PRODUCTS, INC.,	GRIPS Marketing Corporation,
a Nevada corporation	a California corporation

By: Michael R. Dunn	By: Charles Khalil
Signature	Signature

Michael R. Dunn	Charles Khalil
[Print Name]	[Print Name]

Its CEO	Its President
[Title]	[Title]

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